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                                                            EXHIBIT 99.1


  BIRMINGHAM, Ala.--(BUSINESS WIRE)--June 8, 1998--Alabama National BanCorporation (NASDAQ/NM: ALAB), headquartered in Birmingham, Ala., and Community Financial Corporation, parent company of Georgia State Bank of Mableton, Ga., today announced the signing of a definitive agreement providing for the merger of the two companies. Under the agreement, Community Financial Corporation will merge into Alabama National BanCorporation and Georgia State Bank will become wholly owned subsidiary of Alabama National BanCorporation. Georgia State Bank will continue to operate under its existing name and management.

  John H. Holcomb, III, Chairman of the Board and CEO of Alabama National BanCorporation, and Ken F. Thigpen, President of Georgia State Bank, jointly announced the merger.

  "We are very fortunate to have reached this agreement with Community Financial Corporation, and we are enthusiastic about our entry into the suburban Atlanta market. Georgia State Bank is a well-managed institution whose commitment to community banking fits well with our philosophy," stated Holcomb.

  "We are very pleased to join the Alabama National family of community banks," said Thigpen. "Its philosophy of local decision making makes Alabama National an excellent merger partner for Georgia State Bank. The merger also provides us with additional access to capital to allow us to continue our growth while maintaining our personalized customer service."

  Alabama National BanCorporation ("ANB") common stock is traded on the NASDAQ/National Market System under the symbol "ALAB". It is the sixth largest bank holding company headquartered in Alabama, with total assets at March 31, 1998 of $1.3 billion. ANB operates 39 locations in Alabama and four locations in Florida through eight bank subsidiaries. The lead bank subsidiary for ANB is Birmingham-based National Bank of Commerce ("NBC"). Other ANB subsidiaries include First American Bank in Decatur, First Citizens Bank, N.A. in Talladega, Bank of Dadeville, Alabama Exchange Bank in Tuskegee, First Gulf Bank in Baldwin County, Citizens and Peoples' Bank, N.A., in Pensacola, Fla., and Public Bank in St. Cloud, Fla. ANB provides full banking services to individuals and businesses that prefer local bank decision-making and personalized service. Brokerage services are provided to customers through NBC's wholly-owned subsidiary, NBC Securities, Inc.

  Community Financial Corporation ("CFC"), which had total assets of approximately $124 million at March 31, 1998, is the holding company for Georgia State Bank ("GSB"). GSB's primary markets are located in Paulding County and Cobb County, and it serves its customer base through four offices located in Mableton, Austell, Powder Springs, and Hiram, Ga.
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  CFC shareholders will receive approximately 0.3518 ANB shares for each CFC share, with options to purchase CFC stock converting to options to purchase ANB stock at the same conversion ratio. On a fully diluted basis, the aggregate number of ANB share equivalents resulting from the merger will be approximately 1,105,000 ANB shares. The merger will be accounted for as a pooling of interests and is subject to regulatory approvals, CFC shareholder approval, and certain other conditions. It is anticipated that the transaction will close by Nov. 30, 1998.

  The transaction is expected to be non-dilutive to ANB in 1998 on an operating basis. However, after consideration of non-operating items (including transaction and restructuring costs) the transaction is expected to result in some dilution for this year only. As a result of investment banking fees incurred by CFC and other expenses associated with this transaction, non-recurring costs are estimated at approximately $1,600,000.

  Statements contained in this press release which are not historical facts are forward-looking statements. In addition, ANB, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgement of ANB's senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by ANB with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of ANB or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

  CONTACT:  Alabama National BanCorporation, Birmingham
            John H. Holcomb III, 205/583-3600
            or
            Georgia State Bank, Mableton
            Ken Thigpen, 770/941-2100